Exhibit 10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to (a) the use in this Post-Effective Amendment No. 13 to Registration Statement No. 333-71081 on Form N-4 of our report dated March 10, 2005, relating to the consolidated financial statements of Pacific Life & Annuity Company as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004, which are included in the Statement of Additional Information of Pacific Innovations Select Separate Account A, which is part of such Registration Statement; (b) the incorporation by reference in the Statement of Additional Information of Pacific Innovations Select Separate Account A, which is part of such Registration Statement, of our report dated February 22, 2005, relating to the statements of assets and liabilities of Separate Account A as of December 31, 2004 and the related statements of operations for the year then ended, the statements of changes in net assets for each of the two years in the period then ended and financial highlights for each of the periods from commencement of operations through December 31, 2004, appearing in the Annual Report of Separate Account A dated December 31, 2004; (c) the reference to us under the heading “Independent Registered Public Accounting Firm” appearing in the Statement of Additional Information of Pacific Innovations Select Separate Account A, which is part of such Registration Statement and (d) the reference to us under the heading “Financial Highlights” in the Prospectus of Pacific Innovations Select Separate Account A, which is part of such Registration Statement.

DELOITTE & TOUCHE LLP
Costa Mesa, California
April 18, 2005